FORM 3
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
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Filed  pursuant to Section  16(a) of the  Securities  and  Exchange Act of 1934,
Section  17(a) of the Public  Utility  Holdling  Company  Act of 1935 or Section
                  30(f) of the Investment Company Act of 1940

1. Name and Address     2. Date of Event Requiring State- 4. Issuer Name and Ticker
   of Reporting Person     ment (Month/Day/Year)             or Trading Symbol

    Smith D. Paul             (11/20/00)                  Klever Marketing, Inc.
(Last) (First) (Middle)
                        5. Relationship of Reporting       6. If Amendment, Date of
                           Person to Issuer                   Original (Month/Day/Year)
                           (Check all applicable)
                           _x__ Director ____ 10% Owner
                           ____ Officer  ____ Other (specify
                           (give title        below)
                            below)
                           Interim CFO

747 West Sheringham Court  3. IRS Identification Number of    7. Individual or Joint/Group
    (Street)               Reporting Person, if an entity     Filing (Check Applicable
                           (Voluntary)                        Line)

Farmington, UT  84101                                         _X_ Form filed by one Reporting
(City)    (State) (Zip)                                           Person
                                                              ___ Form filed by more than one
                                                                  Reporting Person

                          Table I - Non-Derivative Securities Beneficially Owned

1. Title of Security     2. Amount of Securities  3. Ownership Form:  4. Nature of Indirect
   (Instr. 4)               Beneficially Owned       Direct (D) or       Beneficial Ownership
                            (Instr. 4)               Indirect (I)        (Instr. 5)
                                                     (Instr. 5)
Common Stock                 168,612                      D



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)
                                                                          (Over)
                                                                 SEC 1473 (8-96)

                   Table II - Derivative Securities Beneficially Owned
                   (e.g. puts, calls, warrants, options, convertible securities)

1. Title of Derivative   2. Date Exercisable and  3. Title and Amount 4. Conversion  5. Ownership Form   6. Nature of Indirect
   Security (Instr. 4)      Expiration Date          of Securities       of Exercise    of Derivative       Beneficial Ownership
                            (month/day/year)      Underlying Derivative  Price of       Security: Direct(D) (Instr. 5)
                                                     Security (Instr. 4) Derivative     or Indirect (I)
                                                                         Security       (Instr. 5)

                            Date       Expiration     Title              Amount or
                            Exercisable  Date                            Number of Shares


Stock Option              Aug. 2, 1999  Aug. 2, 2004  Common Stock        10,000   $2.75         D







Explanation of Responses: No Securities are beneficially owned by reporting person.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                        /s/ D. Paul Smith               01/26/01
                                        **Signature of Reporting Person     Date

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